Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-199426) pertaining to the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan and the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan of our report dated December 12, 2014 (except Note 26, as to which the date is April 20, 2015), with respect to the consolidated financial statements of Great Western Bancorp, Inc., included in this Current Report (Form 8-K) as of April 28, 2015.

/s/ Ernst & Young LLP

Chicago, Illinois

April 28, 2015